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                                                                   EXHIBIT 10(q)

      Description of the terms of employment between Myers Industries, Inc. and Kevin C. O'Neil dated June 10, 2002.

On June 10, 2002, Mr. O'Neil was employed by the Company as its General Counsel. Mr. O'Neil was appointed as Vice President on April 21, 2004. Mr. O'Neil has a three year employment arrangement with the Company starting June 10, 2002 and ending on June 30, 2005. Per the arrangement his annual base and bonus compensation through June 2005 was set at $225,000 per annum; base salary being $170,000 and bonus at $55,000. This was amended by the Compensation Committee of the Board of Directors on January 17, 2005 so that his base salary was increase to $220,000 with a minimum bonus of $60,000. Mr. O'Neil is entitled to participate in benefits provided to executive officers of the Company. During the term, Mr. O'Neil can be terminated only if he fails to materially perform the requirements of his position.